------------------------------
                                                          OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number:          3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response.........0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|X| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

World Wide Capital Investors, LLC
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

14261 Foothill Lane
--------------------------------------------------------------------------------
                                    (Street)

   Golden                           Colorado             80401
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Vitro Diagnostics, Inc. ("VODG")
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

November 11, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |_|  Form Filed by One Reporting Person
     |X|  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                             5.
                                                                                             Amount of      6.
                                                             4.                              Securities     Owner-
                                                             Securities Acquired (A) or      Beneficially   ship
                                   2A.          3.           Disposed of (D)                 Owned          Form:     7.
                        2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                        Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                      action     Date, if     (Instr. 8)                    (A)            Transaction(s) Indirect  Beneficial
Title of Security       Date       any          ------------                  or             (Instr. 3 &    (I)       Ownership
(Instr. 3)              (mm/dd/yy) (mm/dd/yy)    Code     V     Amount        (D)   Price    Instr.4)      (Instr.4) (Instr.4)
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Common Stock,           11/11/02                 J(1)           1,917,000(1)  D     (1)      453,000(2)     D
$.001 par value
per share
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====================================================================================================================================

*If the form is filed by more than one reporting person, see Instruction 4(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Page 1 of 3                                                               (Over)

                                                  ------------------------------
                                                          OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number:          3235-0287
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response.........0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|X| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Roth                             Kilyn
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

14261 Foothill Lane
--------------------------------------------------------------------------------
                                    (Street)

   Golden                           Colorado             80401
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Vitro Diagnostics, Inc. ("VODG")
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

November 11, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |_|  Form Filed by One Reporting Person
     |X|  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                             5.
                                                                                             Amount of      6.
                                                             4.                              Securities     Owner-
                                                             Securities Acquired (A) or      Beneficially   ship
                                   2A.          3.           Disposed of (D)                 Owned          Form:     7.
                        2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                        Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                      action     Date, if     (Instr. 8)                    (A)            Transaction(s) Indirect  Beneficial
Title of Security       Date       any          ------------                  or             (Instr. 3 &    (I)       Ownership
(Instr. 3)              (mm/dd/yy) (mm/dd/yy)    Code     V     Amount        (D)   Price    Instr.4)      (Instr.4) (Instr.4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock,           11/11/02                 J(1)           1,917,000(1)  D     (1)      453,000(2)     I         By LLC
$.001 par value
per share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,           11/11/02                 J(3)             289,000(3)  A     (3)      289,000(2)     D
$.001 par value
per share
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

*If the form is filed by more than one reporting person, see Instruction 4(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
Page 2 of 3                                                               (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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====================================================================================================================================

Explanation of Responses: (1) These shares of common stock were distributed pro rata to members of World Wide Capital Investors, LLC for no financial payment in liquidation of the company.

(2) World Wide Capital Investors, LLC anticipates these shares will be distributed to remaining members upon receipt of required documentation.

(3) As a member of World Wide Capital Investors, LLC, these shares were acquired through liquidation of the company.


/s/ Kilyn Roth                                     Date  December 11, 2002
---------------------------------------------            -----------------------
    **World Wide Capital Investors, LLC
      By:  Kilyn Roth, Manager


/s/ Kilyn Roth                                     Date  December 11, 2002
---------------------------------------------            -----------------------
    **Kilyn Roth


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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